Exhibit 10.32

Consulting Agreement

THIS CONSULTING AGREEMENT (“Agreement”) is entered into this 21st day of January, 2006 by and between Sweet Success Enterprise, Inc. a Nevada corporation with its principal office located at 1250 NE Loop, Suite 630 San Antonio, Texas 78209 (“The Company”), and  Chandrasekhar Mallangi with his principal office located at 126 Lakeview Court, Martinez, GA 30907 . (“Consultant”).

RECITALS

A.                                   Consultant, through professional experience as well as the expenditure of considerable money, time and effort, has created and developed, and is continuing to improve an efficient system for providing his services (The “Services”) to private and public companies.

B.                                     The Company desires to obtain the assistance of Consultant, and Consultant is willing to provide such assistance, with respect to the Services.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by each of the parties, The Company and Consultant hereby agree as follows:

1.               Appointment of Consultant/Scope of Services:  The Company hereby engages Consultant in connection with the Services.  Consultant hereby agrees to perform such consulting services upon the terms and conditions hereinafter set forth. Consultant acknowledges that its engagement by the Company as a consultant is on a non-exclusive basis, and the Company may engage any other consultant or other parties to perform some or all of the services described herein.

2.               Term:  This Agreement shall be for a period of nine (9) months commencing on the date of this Agreement.  This agreement may be cancelled by either party for any reason with 30 days written notice.

a.               Services of the Consultant:  Consultant agrees that during the term of this Agreement, unless this Agreement is sooner terminated pursuant to its terms, Consultant shall use its best efforts to perform the following services in a timely manner: (a) Assist in the formulation of 12 of the Complete Fuel Beverages; (b) Assist in preparing co packing batch specifications; (c) Assist in development of labeling panels in regards to ingredient, vitamin & mineral facts & nutritional facts.; (d) Supervise production of new products;(e) make any recommendations or give advice to the Company with respect to production and product development of Sweet Success Complete fuel.

3.               Compensation:  As compensation for Consultant’s services as a consultant pursuant hereto, the Company agrees to pay Consultant 40,000 options of its common stock under the following terms: (a) 20,000 options at $1.10 cents. (b) 20,000 options at $1.50. Both options (a) & (b) expire on December 31, 2010. Upon the commencement of the consulting agreement the company will pay the consultant $18,000 as an engagement fee. Further and in addition, after the company completes it’s next financing above $2,000,000 the consultant shall begin to receive credit for $4,000 per month beginning February 21, 2006 for the following 9 months. Any hours exceeding 50 hours per month can be billed to the Company at a rate of $80 per hour not to exceed 15 hours of addition consulting.  Payments to the consultant will not begin to be made until company receives financing. Once the minimum financing has occurred the consultant will receive all engagement and consulting fees owed to the consultant from the commencement date of this consulting agreement to the date of the financing.  The company believes financing will take place by late February 2006.

4.               Expenses:  Company shall be responsible for any and all expenses incurred in connection with the performance of the services.

5.               Relationship of the Parties:  Consultant under this Agreement is and shall act as an independent contractor, and not an agent, servant or employee of the Company.  Nothing in this Agreement shall be construed to imply that the Consultant or its agents, servants or employees are officers or employees of the Company.  Consultant shall assume full responsibility to and for all its agents and employees under any federal, state, or local laws or regulations regarding employees’ liability, workers compensation, unemployment insurance, income tax withholding, and authorization for employment as well as any other acts, laws, or regulations, of similar import.  Consultant hereby acknowledges and agrees that it shall have no authority to enter into any contract or agreement or to bind the Company in any manner whatsoever.  In addition, Consultant agrees that in connection with the performance of the services it shall have no authority to make any representations of any kind on behalf of the Company.

6.               Non-Disclosure Covenants:  (a) Consultant covenants and agrees that it will not, at any time during the term of this Agreement or at any time thereafter communicate or disclose to any person, or use for its own account or for the account of any other person, without the prior written consent of The Company, any information concerning the business and affairs of the Company or any of its affiliates acquired by the Consultant during the term of this Agreement, which information is identified by Consultant or its affiliate as confidential or proprietary or which under the circumstances surrounding its disclosure ought reasonably to be treated as confidential. Without limiting the generality of the foregoing, Consultant hereby agrees that all technical, commercial, strategic, financial and legal information disclosed to Consultant shall constitute the proprietary and confidential information of the Company. The Company’s confidential information includes not only written information but also information transferred orally, visually, electronically or by any other means. Consultant will not deliver, reproduce, or in any way allow such information or documents to be delivered by it or any person or entity outside the Consultant without duly authorized specific direction or consent of the Company.  (b) Company covenants and agrees that it will not at any time during the term of this Agreement, or at anytime thereafter, communicate or disclose to any person, or use for its own account or the account of any person, without the prior written consent of the Consultant, any confidential knowledge or information concerning any trade secret or confidential information concerning the business and affair of the Consultant or any of its affiliates acquired by the Company during the term of this Agreement, including the names of the investors identified or introduced by Consultant; provided that the Company shall be free to communicate with any person or entity that becomes an investor in the Company to the extent such communications are necessary or appropriate in the ordinary course of the Company’s business.

7.               Representations and Warrants of Consultant:  Consultant hereby represents and warrants as of the date hereof each of the following:  (a) Consultant has the power and authority to enter this Agreement and carry out its obligations hereunder.  The execution and delivery of this Agreement by the Consultant and the consummation by the Company of the transactions contemplated hereby have been duly authorized by Consultant, and no other action on the part of the Consultant is necessary to authorize this Agreement and such transaction.

8.               Representations and warranties of the Company:  Company hereby represents and warrants as of the date hereof each of the following:  (a) The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and deliver of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and such transactions:

9.               Notices:  Any notice or communication to be given under the terms of this Agreement shall be in writing and delivered in person or deposited certified or registered, in the United States mail, postage prepaid, address as follows:

If to Consultant:

If to Company:      William Gallagher, Chief Executive Officer

Sweet Success Enterprises, Inc.

1250 NE LOOP 410, Suite 630

San Antonio, Texas 78209

Either party may change its address for the purposes of this section by giving notice thereof to the other party in accordance with this section.

10.         Entire Agreement:  This Agreement constitutes and embodies the full and complete understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior understanding whether oral or in writing and may not be modified except by writing signed by the Parties hereto.

11.         Liability:  The Company indemnifies the consultant of any liability that may be a result of the consultant’s actions. In retrospect the consultant indemnifies the company of any liability as a result of the company’s actions.

12.         Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

13.         Confidentiality:  The parties agree that the terms and existence of this Agreement shall be kept confidential, unless this information is required to be disclosed under applicable law or in resolving a dispute between the parties.

IN WITNESS WHEREOF, This Consulting Agreement has been executed as of the day and year first above written.

Company:
Sweet Success Enterprises, Inc.

Date:
Name:	William Gallagher
Title:	CEO

Consultant:
Chandrasekhar Mallangi

Date:
Name:	Chandrasekhar Mallangi